Exhibit 24

CONFIRMING STATEMENT


	The Statement confirms that the undersigned, Jean Gaulin has authorized and designated Augustus I. duPont, Christopher Dee and Thomas J. Ungerland, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Crane Co. The authority of Augustus I. duPont, Christopher Dee and
Thomas J. Ungerland under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Crane Co., unless earlier revoked in writing. The undersigned acknowledges that Augustus I. duPont, Christopher Dee and Thomas J.
Ungerland are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



							s/ Jean Gaulin
				    			      Jean Gaulin


Date:   April 26, 2004